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                                                   EXHIBIT 21.1


Luminant Worldwide Corporation, a Delaware corporation

   Align Solutions Corp., a Delaware corporation
         -- Align - Synapse Acquisition Corporation, a Texas corporation -- Fifth Gear Acquisition Corporation, a Texas corporation

   Potomac Partners Management Consulting, LLC, a Delaware limited liability company

   Multimedia Resources, LLC, a New York limited liability company

   InterActive8, Inc., a New York corporation
         --  I8 West, Inc., a California corporation

   RSI Group, Inc., a Texas corporation
         -- Resource Solutions International, LLC, a Texas limited liability company

   Integrated Consulting, Inc., a Texas corporation

   Free Range Media, Inc., a Washington corporation

   LWC Management Corp., a Delaware corporation

   LWC Operating Corp., a Delaware corporation

   BD Acquisition Corp., a Delaware corporation








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